May 2026

Pricing Supplement No. 15,674

Registration Statement Nos. 333-293641; 333-293641-01

Dated May 29, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to an unequally weighted basket composed of the EURO STOXX 50® Index (38.00% weighting), the Tokyo Stock Price Index (26.00% weighting), the FTSE® 100 Index (17.00% weighting), the Swiss Market Index® (11.00% weighting) and the S&P®/ASX 200 Index (8.00% weighting) (each referred to as a “basket component”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a payment at maturity that may be significantly less than the face amount and have the terms described in the accompanying product supplement for principal at risk securities, index supplement, tax supplement and prospectus, as supplemented or modified by this document. At maturity:

￭If the level of the basket has increased, investors will receive the face amount plus a positive return equal to 161% of the percentage increase in the level of the basket from the starting level

￭If the level of the basket has decreased, but the basket has not decreased by more than 25%, investors will receive the face amount

￭If the level of the basket has decreased by more than 25%, investors will have 1-to-1 downside exposure to the decrease in the level of the basket from the starting level, and investors will lose more than 25%, and possibly all, of the face amount

￭Investors may lose a significant portion, or all, of the face amount of the securities

￭These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their investment and forgo current income in exchange for the participation rate that applies to a limited range of performance of the basket

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the basket components

The current estimated value of the securities is $923.30. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$38.70	$961.30
Total	$1,295,000	$50,116.50	$1,244,883.50

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $38.70 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $30 per security, and WFA may receive a distribution expense fee of $1.20 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 3, 2031, subject to postponement if the calculation day is postponed*
Market measure:

An unequally weighted basket (the “Basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (38.00%), the Tokyo Stock Price Index (Bloomberg ticker: TPX) (26.00%), the FTSE® 100 Index (Bloomberg ticker: UKX) (17.00%), the Swiss Market Index® (Bloomberg ticker: SMI) (11.00%) and the S&P®/ASX 200 Index (Bloomberg ticker: AS51) (8.00%) (each referred to as a “basket component” and collectively as the “basket components”). We sometimes refer to the basket components herein individually as an “Index” or collectively as the “Indices.”

Basket component publishers:

With respect to the SX5E Index, STOXX® Limited, or any successor thereof.

With respect to the TPX Index, JPX Market Innovation & Research, Inc. successor thereof.

With respect to the UKX Index, FTSE International Limited, or any successor thereof.

With respect to the SMI Index, SIX Group Ltd. , or any successor thereof.

With respect to the AS51 Index, S&P® Dow Jones Indices LLC, or any successor thereof.

Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending level is greater than the starting level:

$1,000 plus:

●If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

●If the ending level is less than the threshold level:

$1,000 plus

If the ending level is less than the threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Basket return:
Participation rate:	161%
Starting level:	100.00
Ending level:

The “ending level” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 38.00% of the component return of the EURO STOXX 50® Index; (B) 26.00% of the component return of the Tokyo Stock Price Index; (C) 17.00% of the component return of the FTSE® 100 Index; (D) 11.00% of the component return of the Swiss Market Index®; and (E) 8.00% of the component return of the S&P®/ASX 200 Index.

Component return:	The “component return” of a basket component will be equal to: final component level – initial component level initial component level
Initial component level:

With respect to the EURO STOXX 50® Index: 6,050.54, its closing level on the pricing date

With respect to the Tokyo Stock Price Index: 3,957.17, its closing level on the pricing date

With respect to the FTSE® 100 Index: 10,409.28, its closing level on the pricing date

With respect to the Swiss Market Index® Index: 13,542.66, its closing level on the pricing date

With respect to the S&P®/ASX 200 Index: 8,731.652, its closing level on the pricing date

Final component level:	With respect to each basket component, its closing level on the calculation day
Calculation day:	May 29, 2031**
Threshold level:	75.00, which is 75% of the starting level

May 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	May 29, 2026
Original issue date:	June 3, 2026 (3 business days after the pricing date)
CUSIP / ISIN:	61781FLH4 / US61781FLH46
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

May 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $923.30.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

May 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Investor Considerations

The Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031 (the “securities”) can be used:

￭As an alternative to direct exposure to the Basket that enhances returns for any positive performance of the Basket

￭To enhance returns and potentially outperform the Basket in a bullish scenario

￭To achieve similar levels of upside exposure to the basket components as a direct investment while using fewer dollars by taking advantage of the participation rate

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the securities to maturity

￭Are unwilling to accept the risk that the ending level of the Basket may decrease by more than 25% from the starting level, resulting in a loss of a significant portion or all of the initial investment

￭Seek full return of the face amount of the securities at maturity

￭Seek current income from their investments

￭Seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the Basket and the basket components, please see the information provided herein.

May 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

May 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	161%
Threshold level:	75% of the starting level

Securities Payoff Diagram

The Basket
The securities
Maturity payment amount per security
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,000
Face amount
25% Contingent downside protection
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
-25%
Percentage change from the starting level to the ending level

May 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the starting level. We cannot predict the ending level on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the basket components. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	Approximately 5 years
Starting level:	100.00
Threshold level:	75.00 (75% of the starting level)
Hypothetical initial component level:	For each basket component, 100.00
Participation rate:	161%

* The hypothetical initial component level of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the initial component level of any basket component. The actual initial component level for each basket component is set forth under “Final Terms” above. For historical data regarding the actual closing levels of the basket components, see the historical information set forth herein.

Example 1—The level of the Basket increases from a starting level of 100.00 to an ending level of 129.10.

Hypothetical final component level:	SX5E Index: 130
TPX Index: 150
UKX Index: 110
SMI Index: 120
AS51 Index: 110
Hypothetical component return:	SX5E Index: (130 – 100) / 100 = 30% TPX Index: (150 – 100) / 100 = 50% UKX Index: (110 – 100) / 100 = 10% SMI Index: (120 – 100) / 100 = 20% AS51 Index: (110 – 100) / 100 = 10%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (30.00% × 38.00%) + (50.00% × 26.00%) + (10.00% × 17.00%) + (20.00% × 11.00%) + (10.00% × 8.00%)] = 129.10

Because the hypothetical ending level is greater than the starting level, the maturity payment amount would equal $1,000 plus:

1,000 × basket return × participation rate

$1,000 × 29.10% × 161%

= $468.51

On the maturity date, you would receive the maturity payment amount equal to $1,468.51 per $1,000 face amount of securities, resulting in a total return on the securities of 46.851%.

Example 2—The level of the Basket decreases from a starting level of 100.00 to an ending level of 95.80.

Hypothetical final component level:	SX5E Index: 55
TPX Index: 120
UKX Index: 120
SMI Index: 110

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

AS51 Index: 140
Hypothetical component return:	SX5E Index: (55 – 100) / 100 = -45% TPX Index: (120 – 100) / 100 = 20% UKX Index: (120 – 100) / 100 = 20% SMI Index: (110 – 100) / 100 = 10% AS51 Index: (140 – 100) / 100 = 40%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (-45.00% × 38.00%) + (20.00% × 26.00%) + (20.00% × 17.00%) +(10.00% × 11.00%) + (40.00% × 8.00%)] = 95.80

Because the hypothetical ending level is less than or equal to the starting level but greater than or equal to the threshold level, the maturity payment amount would equal:

$1,000

Because the hypothetical ending level is less than or equal to the starting level but greater than or equal to the threshold level, you would receive the maturity payment amount equal to $1,000 per $1,000 face amount of securities, resulting in a total return on the securities of 0%. In this example, the 45.00 decrease in the level of the SX5E Index has a significant impact on the ending level of the Basket notwithstanding the percentage increases in the other basket components due to the weighting of the SX5E Index.

Example 3—The level of the Basket decreases from a starting level of 100.00 to an ending level of 54.90.

Hypothetical final component level:	SX5E Index: 60 TPX Index: 50
UKX Index: 50
SMI Index: 60
AS51 Index: 50
Hypothetical component return:	SX5E Index: (60 – 100) / 100 = -40% TPX Index: (50 – 100) / 100 = -50% UKX Index: (50 – 100) / 100 = -50% SMI Index: (60 – 100) / 100 = -40% AS51 Index: (50 – 100) / 100 = -50%

Based on the hypothetical component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (-40.00% × 38.00%) + (-50.00% × 26.00%) + (-50.00% × 17.00%) + (-40.00% × 11.00%) + (-50.00% × 8.00%)] = 54.90

Because the hypothetical ending level is less than the starting level by more than 25%, you would lose a significant portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (basket return)]

$1,000 + [$1,000 × (-45.10%)]

= $549.00

Because the ending level is below the threshold level on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the level of the Basket. Therefore, the maturity payment amount is equal to $549.00 per $1,000 face amount of securities, resulting in a total loss on the securities of 45.10%.

If the ending level is below the threshold level on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the level of the Basket. You may lose more than 25%, and possibly all, of the face amount of your securities at maturity.

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Basket*		Performance of the Securities
Ending Level	Percentage Change from the Starting Level to the Ending Level	Maturity Payment Amount	Return on Securities(1)
200.00	100.00%	$2,610.00	161.000%
190.00	90.00%	$2,449.00	144.900%
180.00	80.00%	$2,288.00	128.800%
170.00	70.00%	$2,127.00	112.700%
160.00	60.00%	$1,966.00	96.600%
150.00	50.00%	$1,805.00	80.500%
140.00	40.00%	$1,644.00	64.400%
130.00	30.00%	$1,483.00	48.300%
120.00	20.00%	$1,322.00	32.200%
110.00	10.00%	$1,161.00	16.100%
105.00	5.00%	$1,080.50	8.050%
100.00(2)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
74.00	-26.00%	$740.00	-26.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*The Basket excludes cash dividend payments on stocks included in the basket components.

(1) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(2) The starting level

May 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity if the ending level is less than the threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level is less than the threshold level, which is 75% of the starting level, you will lose more than 25% , and possibly all, of the face amount of your securities at maturity. Investors may lose their entire investment in the securities.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or equities markets generally and which may affect the ending level and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the basket components may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “EURO STOXX 50® Index Overview,” “Tokyo Stock Price Index Overview,” “FTSE® 100 Index,” “Swiss Market Index® Overview” and “S&P®/ASX 200 Index” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the Basket at any time other than the calculation day. The ending level will be based on the level of the Basket on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Basket increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the Basket prior to such decrease. Although the actual level of the Basket on the maturity date or at other times during the term of the

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

securities may be higher than the ending level, the maturity payment amount will be based solely on the level of the Basket on the calculation day.

￭Investing in the securities is not equivalent to investing in the basket components. Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the basket components. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket components or any of the component stocks of the basket components.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial component levels, the starting level, the threshold level and the ending level and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the relevant basket component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket components or component stocks of the basket components), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket levels, and, therefore, could increase the levels at or above which the basket components must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the final component levels, and therefore, the ending level, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the basket components to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Basket

￭Changes in the levels of the basket components may offset each other. Level movements in the basket components may not correlate with each other. At a time when the levels of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, increases in the levels of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the levels of other basket components.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

￭The basket components are not equally weighted. The securities are linked to a basket of five basket components, and the basket components have significantly different weights in determining the value of the basket. The same percentage change in each of the basket components would therefore have different effects on the ending level because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the level of the basket component with the greater weighting will have a greater impact on the ending level than a 5% increase in the level of the basket component with the lesser weighting.

￭There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to the basket components could adversely affect the value of the securities. The publisher of each basket component may add, delete or substitute the stocks constituting such basket component or make other methodological changes that could change the level of the basket component. The publisher of each basket component may discontinue or suspend calculation or publication of the basket component at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index for such index, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing such basket component at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the such basket component last in effect prior to discontinuance of such basket component.

￭Historical levels of the basket components should not be taken as an indication of the future performance of the basket components during the term of the securities. No assurance can be given as to the level of the basket components at any time, including on the calculation day, because historical levels of the basket components do not provide an indication of future performance of the basket components.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Basket Overview

The Basket will represent a portfolio of the following five basket components, with the return of each basket component having the weighting noted parenthetically: EURO STOXX 50® Index (38.00%), the Tokyo Stock Price Index (26.00%), the FTSE® 100 Index (17.00%), the Swiss Market Index® (11.00%) and the S&P®/ASX 200 (8.00%). The level of the Basket will increase or decrease depending upon the aggregate performance of the basket components. For more information regarding the basket components, see “EURO STOXX 50® Index Overview,” “Tokyo Stock Price Index Overview,” “FTSE® 100 Index,” “Swiss Market Index®” and “S&P®/ASX 200 Index.” The Basket does not reflect the performance of all major securities markets.

While historical information on the level of the Basket does not exist, the following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2021 to May 29, 2026, assuming that the Basket was constructed on January 1, 2021 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the levels of the Basket during any period shown below is not an indication that the percentage change in the level of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical levels do not give an indication of future levels of the Basket.

There can be no assurance that the performance of the Basket will not result in a loss of the principal amount of the securities.

The Basket Daily Closing Levels January 1, 2021 to May 29, 2026

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Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991. The component stocks of the EURO STOXX 50® Index represent the performance of the 50 largest companies among the 20 STOXX® supersectors in terms of free float market capitalization, which includes stocks selected from 8 Eurozone countries. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the EURO STOXX 50® Index for each quarter in the period from January 1, 2021 through May 29, 2026. The closing level of the EURO STOXX 50® Index on May 29, 2026 was 6,050.54. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The EURO STOXX 50® Index has at times experienced periods of high volatility. You should not take the historical levels of the EURO STOXX 50® Index as an indication of its future performance, and no assurance can be given as to the closing level of the EURO STOXX 50® Index on the calculation day.

EURO STOXX 50® Index Daily Closing Levels January 1, 2021 to May 29, 2026

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Tokyo Stock Price Index Overview

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPXI. The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting was gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the Tokyo Stock Price Index for each quarter in the period from January 1, 2021 through May 29, 2026. The closing level of the Tokyo Stock Price Index on May 29, 2026 was 3,957.17. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The Tokyo Stock Price Index has at times experienced periods of high volatility. You should not take the historical levels of the Tokyo Stock Price Index as an indication of its future performance, and no assurance can be given as to the closing level of the Tokyo Stock Price Index on the calculation day.

Tokyo Stock Price Index Daily Closing Levels January 1, 2021 to May 29, 2026

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI. For more information, see “Tokyo Stock Price Index” in the accompanying index supplement.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

FTSE® 100 Index Overview

The FTSE® 100 Index, which is calculated, published and disseminated by FTSE Russell, is a free-float-adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the London Stock Exchange which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value. For additional information about the FTSE® 100 Index, see the information set forth under “FTSE® 100 Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the FTSE® 100 Index for each quarter in the period from January 1, 2021 through May 29, 2026. The closing level of the FTSE® 100 Index on May 29, 2026 was 10,409.28. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The FTSE® 100 Index has at times experienced periods of high volatility. You should not take the historical levels of the FTSE® 100 Index as an indication of its future performance, and no assurance can be given as to the closing level of the FTSE® 100 Index on the calculation day.

FTSE® 100 Index Daily Closing Levels January 1, 2021 to May 29, 2026

“FTSE®” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited. For more information, see “FTSE® 100 Index” in the accompanying index supplement.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Swiss Market Index® Overview

The Swiss Market Index® represents more than 75% of the free-float capitalization of the Swiss equity market. The Swiss Market Index® consists of the 20 largest, most highly capitalized and liquid equities of the Swiss Performance Index® traded on the SIX Swiss Exchange. The composition of the Swiss Market Index® is reviewed annually, and in order to ensure a high degree of continuity in the composition of the Swiss Market Index®, the component stocks are subject to a special procedure for addition to or removal from the Swiss Market Index® based on free-float market capitalization and liquidity. For additional information about the Swiss Market Index®, see the information set forth under “Swiss Market Index®” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SMI Index for the period from January 1, 2021 through May 29, 2026. The closing level of the SMI Index on May 29, 2026 was 13,542.66. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SMI Index has at times experienced periods of high volatility. You should not take the historical levels of the SMI Index as an indication of its future performance, and no assurance can be given as to the closing level of the SMI Index on the calculation day.

Swiss Market Index Daily Closing Levels January 1, 2021 to May 29, 2026

“Swiss Market Index®” and “SMI®” are trademarks of SIX Swiss Exchange. For more information, see “Swiss Market Index” in the accompanying index supplement.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

S&P®/ASX 200 Index Overview

The S&P®/ASX 200 Index is Australia’s large capitalization tradable equity index and Australia’s institutional benchmark. The S&P®/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. Only stocks that are actively and regularly traded are considered for inclusion in the S&P®/ASX 200 Index. For additional information about the S&P®/ASX 200 Index, see the information set forth under “S&P®/ASX 200 Index” in the accompanying index supplement.

In addition, information about the S&P®/ASX 200 Index may be obtained from other sources including, but not limited to, the basket component publisher’s website (including information regarding the S&P®/ASX 200 Index’s (i) top ten constituents, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the basket components is accurate or complete.

The following graph sets forth the daily closing levels of the S&P®/ASX 200 Index for each quarter in the period from January 1, 2021 through May 29, 2026. The closing level of the S&P®/ASX 200 Index on May 29, 2026 was 8,731.652. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The S&P®/ASX 200 Index has at times experienced periods of high volatility. You should not take the historical levels of the S&P®/ASX 200 Index as an indication of its future performance, and no assurance can be given as to the closing level of the S&P®/ASX 200 Index on the calculation day.

S&P®/ASX 200 Index Daily Closing Levels January 1, 2021 to May 29, 2026

“S&P®” is a trademark of Standard and Poor’s Financial Services LLC. For more information, see “S&P®/ASX 200 Index” in the accompanying index supplement.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

United States federal income tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $38.70 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $30 per security. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See "Plan of Distribution, Conflicts of Interest" in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

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Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to a Basket of International Indices due June 3, 2031

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement, in the tax supplement or in the prospectus.

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